CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cellular Biomedicine Group, Inc.
1345 Avenue of Americas, 11th Floor
New York, New York 10105

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333- 227773, 333-223452 and 333-210337) and Forms S-8 (File Nos. 333-223453, 333-211679, 333-198692, 333-187799 and 333-158583) of Cellular Biomedicine Group, Inc. and its subsidiaries and variable interest entities (the “Company”) of our reports dated February 19, 2019, relating to the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP
BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, the People’s Republic of China
February 19, 2019